Execution Version
AMENDMENT TO AGREEMENT AND PLAN OF MERGER
THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of December 19, 2025 (this “Amendment”), is entered into by and between Gambling.com Group Limited, a company registered in Jersey (“Parent”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative of the Stockholders (as defined in the Merger Agreement (as defined below)) (the “Stockholders’ Representative”) (each of the foregoing, a “Party” and collectively, the “Parties”).
RECITALS
WHEREAS, reference is hereby made to that certain Agreement and Plan of Merger dated as of December 12, 2024 (the “Merger Agreement”) by and among Parent, Odyssey Merger Corp., a Delaware corporation and wholly owned indirect subsidiary of Parent (“Merger Sub”), Odds Holdings, Inc., a Delaware corporation (the “Company”), and Stockholders’ Representative;
WHEREAS, the Merger (as defined in the Merger Agreement) was consummated on January 1, 2025; and
WHEREAS, on the terms and conditions set forth herein and in the Merger Agreement, the Parties have agreed to amend the Merger Agreement as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.Definitions; Interpretation. For purposes of this Amendment, all terms used herein which are not otherwise defined herein, including but not limited to, those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Merger Agreement.
2.Amendments to Merger Agreement. As of the date hereof, the Merger Agreement is hereby as follows:
a.The following Definitions in Section 1.1 of the Merger Agreement are hereby deleted in their entirety and replaced with the following:
(i) “2025 Performance Amount” means $40,000,000.00, subject to adjustment as set forth in Section 2.6(d)(i).
(ii) “2026 Performance Amount” means $40,000,000.00, subject to possible adjustment as set forth in Section 2.6(g)(iv).
b.Section 2.5(a)(ii) is deleted in its entirety and replaced with the following:
“In connection with the Closing, the Company will create a transaction bonus pool which will be in an amount equal to 2.5% of the Merger Consideration and which will be approved prior to Closing by the Company’s Board of Directors and the Stockholders (the “Transaction Bonus Pool”). Eligibility for payments pursuant to the Transaction Bonus Pool will be limited to holders of the Company Options that were unvested and otherwise scheduled to vest in the ordinary course after the Closing Date but on or prior to the last day of the 2026 Calculation Period and which were canceled as of Closing pursuant to Section 2.5(a)(i) (the

“Bonus Eligible Options”) who have signed a Transaction Bonus Agreement with the Company prior to Closing, which agreement may be amended from time to time to modify the terms of this Section 2.5(a)(ii) (as amended, a “Transaction Bonus Agreement”), in each case in the amount equal to each such holder’s pro rata share of the Transaction Bonus Pool (such pro rata share shall be a percentage equal to the quotient of (1) the number of Bonus Eligible Options held by such individual holder divided by (2) the aggregate number of Bonus Eligible Options (such percentage, with respect to any holder, the “Pro Rata Bonus Percentage”)). Unless otherwise provided in the Transaction Bonus Agreement, in the event that any holder of Bonus Eligible Options is terminated or resigns for any reason or no reason at all on or prior to January 1, 2027, then such holder’s Pro Rata Bonus Percentage of the Transaction Bonus Pool shall be forfeited, with any such amounts forfeited due to termination of employment paid to the remaining eligible Bonus Pool participants on a pro rata basis based on their Pro Rata Bonus Percentage, including, for purposes of clarity, any portion of the Initial Transaction Bonus Amount, the 2025 Transaction Bonus Amount and the 2026 Transaction Bonus Amount, with such amounts, as applicable, deducted from the Merger Consideration and attributable to any employer portion of any payroll, employment and similar Taxes with respect to such holders’ forfeited Pro Rata Bonus Percentage of the Transaction Bonus Pool (in addition to any 2026 Performance Amount, if any, such holder may be entitled to hereunder). No later than five (5) Business Days prior to the Closing, the Company shall deliver to Parent a schedule setting forth each holder of Bonus Eligible Options and such holder’s Pro Rata Bonus Percentage.”
c.Section 2.6(a)(i) is deleted in its entirety and replaced with “[Intentionally left blank.]”.
d.Section 2.6(b) is deleted in its entirety and replaced with “[Intentionally left blank.]”.
e.Section 2.6(d)(i) is deleted in its entirety and replaced with the following:
“The 2025 Performance Amount, discounted by ten percent (10%) on an annualized basis, shall be paid in cash in its entirety on or before December 31, 2025.”

f.Section 2.6(g)(i) is hereby deleted in its entirety and replaced with the following:
“At its sole discretion, Parent may cause GDC America to choose to pay (or cause the Surviving Corporation or the Paying Agent to pay on behalf of GDC America, Inc.) up to seventy percent (70%) of the 2026 Performance Amount in Parent Shares, so long as the Parent Shares are issued in accordance with this Agreement and, subject to Section 2.6(g)(iv), are in an amount equal to the Market Value of the Per Share Earnout Amount; provided, that, if, Parent is no longer listed on the NASDAQ Stock Market or any other public stock exchange for any reason (including, but not limited to, a Sale Event), then any

Performance Amount to be paid after the occurrence of such Sale Event must be paid in cash.”
g.The following provision shall be added as a new Section 2.6(g)(iv):
“Notwithstanding anything herein to the contrary, Parent may, in its sole and absolute discretion and subject to the terms of this Section 2.6(g)(iv), cause GDC America to pay the 2026 Performance Amount prior to April 1, 2027 (an “Early Election”) by making one or more Early Elections. If an Early Election is made, then (x) any portion of the 2026 Performance Amount paid in cash (such portion not to be less than $1,000,000.00) shall be discounted by ten percent (10%) on an annualized basis calculated on a 365-day basis for actual days elapsed and (y) any Parent Shares issued pursuant to this Section 2.6(g)(iv) (the “Early Election Shares”) shall be issued pursuant to the terms of this Section 2.6(g)(iv). In order to issue the Early Election Shares, Parent must provide the Stockholders’ Representative written notice of such election, which such notice shall include the portion of the 2026 Performance Amount to be paid through the issuance of such Early Election Shares, within ten (10) trading days after the trading day (but not on the trading day) that Parent publicly announces its earnings for a particular fiscal quarter, provided that, for purposes of clarity, in the event that earnings are announced after the close of trading on any given day, the first trading day following such announcement shall be deemed the trading day of such announcement for purposes of this Section 2.6(g)(iv). The Early Election Shares shall be issued in an amount equal to the 30-Day VWAP (as defined below) of the Per Share 2026 Earnout Payment Amount. “30-Day VWAP” means the daily volume weighted average of actual trading prices (rounded to four decimal places) on NASDAQ for the 30 consecutive trading days starting the first trading day following the issuance of an Early Election notice (the “30-Day Period”) pursuant to this Section 2.6(g)(iv). Notwithstanding Section 6 of Parent’s Insider Trading Policy (the “Insider Trading Policy”), a copy of which the Stockholders acknowledge receipt, the Stockholders are hereby permitted to engage in transactions described under the captions “Publicly Traded Options”, “Standing Orders”, and “Hedging Transactions” through either [Stifel] or a broker mutually approved by Parent and Stockholders’ Representative during and after the 30-Day Period. The Company acknowledges that the Early Election Shares shall be registered from and after issuance and are Registrable Securities under the Registration Rights Agreement.
3.Other Matters.
a. Parent acknowledges its obligations to register any Early Election Shares in accordance with the terms of the Registration Rights Agreement.
b.The letter regarding the ownership of certain social media accounts substantially in the form of Schedule I attached hereto has been executed and delivered to Parent.
c.The compensation for fiscal years 2026 and 2027 for the individuals set forth on Schedule II attached hereto has been agreed to in the form of separate documentation.
d.The Parties acknowledge and agree that certain tax matters shall be addressed as set forth on Schedule III attached hereto.

e.The Parties acknowledge and agree that the individual set forth on Schedule IV attached hereto shall serve as the “Valuation Firm” referenced in that certain letter agreement dated December 31, 2024 by and among the parties to the Merger Agreement (the “Side Letter”).
f.    The agreements set forth on Schedule V attached hereto have been fully executed and delivered.
4.Representations and Warranties. Each Party represents and warrants to the other the that as of the date hereof:
a.Such Party has the right, power and authority and has taken all necessary corporate or limited liability company action, as the case may be, and other action to authorize the execution, delivery and performance of this Amendment.
b.This Amendment has been duly executed and delivered by a duly authorized officer of each Party, and constitutes the legal, valid and binding obligation of such Party, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
5.Effect of this Amendment. Except as expressly set forth herein, no other amendments, changes or modifications to the Merger Agreement are intended or implied, and in all other respects the Merger Agreement is hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof and the Parties shall not be entitled to any other or further waiver or amendment by virtue of the provisions of this Amendment or with respect to the subject matter of this Amendment. To the extent of conflict between the terms of this Amendment and the Merger Agreement, the terms of this Amendment shall control. The Merger Agreement and this Amendment shall be read and construed as one agreement. The Merger Agreement remains in full force and effect, and nothing contained in this Amendment will constitute a waiver of any right, power or remedy under the Merger Agreement.
6.No Novation. The Parties hereto expressly acknowledge that it is not their intention that this Amendment constitute a novation of any of the obligations, representations, warranties, covenants or agreements contained in the Merger Agreement, but rather constitute a modification thereof or supplement thereto pursuant to the terms contained herein. The Merger Agreement and the Side Letter, in each case as amended, modified, restated and/or supplemented hereby, shall be deemed to be continuing agreements among the parties thereto, and all documents, instruments, and agreements delivered, pursuant to or in connection with the Merger Agreement shall remain in full force and effect, each in accordance with its terms (as amended, modified, restated and/or supplemented by this Amendment or otherwise). The amendments provided for herein shall not, in any manner, be construed to impair, limit, cancel or extinguish, or constitute a novation in respect of any other obligations and liabilities of any Party evidenced by or arising under the Merger Agreement.
7.Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State. Each of the Parties hereto hereby consents to the jurisdiction of the state and federal courts located in the State of Delaware, to the exclusion of any other jurisdiction, for the purposes of all legal Proceedings arising out of or relating to this Amendment or the transactions contemplated hereby. Each Party hereto irrevocably waives, to the fullest extent permitted by law, any objection which he or it may now or hereafter have to the laying of venue in any such court or that any such Proceeding which is brought in accordance with this Section has been brought in an inconvenient forum. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction. EACH PARTY HERETO EXPRESSLY WAIVES AND FOREGOES ANY RIGHT TO RECOVER PUNITIVE DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM

RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT AND THE OTHER AGREEMENTS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.
8.Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable under any present or future law or regulation, and if the rights or obligations of any Party hereto under this Amendment will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Amendment will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Amendment will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Amendment and (d) upon such a determination, the parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
9.Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.
10.Waiver, Modification, Etc. No provision or term of this Amendment may be modified, altered, waived, discharged or terminated orally, but only by an instrument in writing executed by the party against whom such modification, alteration, waiver, discharge or termination is sought to be enforced.
11.Further Assurances. From time to time following the date of this Amendment, as and when reasonably requested by any Party and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as may be reasonably necessary to evidence and effectuate the transactions contemplated by this Amendment.
12.Entire Agreement. This Amendment (and all exhibits and schedules attached thereto) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
13.Headings. The headings used in this Amendment have been inserted for convenience of reference only and do not define or limit the provisions hereof.
14.Counterparts. This Amendment may be executed and delivered (including via scanned pdf image or other electronic means) in two or more counterparts, each of which shall be deemed to be an original instrument, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
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IN WITNESS WHEREOF, the Parties have signed in their individual capacities or have caused this Agreement to be signed by their respective authorized signatories thereunto duly authorized as of the date first written above, as applicable.

GAMBLING.COM GROUP LIMITED, as Parent By: /s/ Charles Gillespie Name: Charles Gillespie Title: Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, as the Stockholders’ Representative By: /s/ Casey McTigue Name: Casey McTigue Title: Managing Director